Exhibit 99




Release Date:                                             Further Information:

IMMEDIATE RELEASE                                         David J. Bursic
April 16, 2009                                            President and CEO
                                                                  or
                                                          Pamela M. Gregio
                                                          Investor Relations
                                                          Phone: 412/364-1913


       WVS FINANCIAL CORP. ANNOUNCES THIRD QUARTER AND NINE MONTHS ENDED
                MARCH 31, 2009 NET INCOME AND EARNINGS PER SHARE

         Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $2,351,000 or $1.09 per diluted share, for the nine months ended March 31, 2009 as compared to net income of $3,034,000 or $1.34 per diluted share for the same period in 2008. The $683,000 decrease in net income during the nine months was primarily attributable to a $954,000 decrease in net interest income, a $99,000 change in provisions for loan losses and a $20,000 increase in non-interest expense, which were partially offset by a $366,000 decrease in income tax expense and a $24,000 increase in non-interest income. The decrease in net interest income primarily resulted from lower rates earned on floating rate mortgage-backed securities, lower average balances of fixed rate callable U.S. Government Agency bonds, and decreases in dividends earned on the Company's Federal Home Loan Bank stock, which were partially offset by lower rates paid on short-term borrowings and deposit accounts, and lower average balances of short-term borrowings. The change in provisions for loan losses was primarily attributable to higher average loan balances recorded in fiscal 2009 while the comparable period in fiscal 2008 included a commercial loan recovery of approximately $55 thousand. The increase in non-interest expense was primarily attributable to increases in employee related costs. The decrease in income tax expense was primarily attributable to lower levels of taxable income, while the increase in non-interest income was primarily attributable to higher levels of ATM and debit card fee income. During the nine months ended March 31, 2009, the Federal Reserve Open Market Committee reduced its targeted rate for federal funds from 2.00% to a range of 0.00% to 0.25% in response to turmoil in the global equity and fixed income markets.

         Net income and diluted earnings per share for the quarter ended March 31, 2009 totaled $582,000 and $0.28, respectively, compared to $962,000 and $0.43 for the same period in 2008. The $380,000 decrease in net income was primarily attributable to a $513,000 decrease in net interest income, and a $71,000 change in the provision for loan losses, which were partially offset by a $185,000 decrease in income tax expense, a $16,000 decrease in non-interest expense, and an $3,000 increase in non-interest income. The decrease in net interest income was primarily attributable to lower rates earned on


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floating rate mortgage-backed  securities,  lower average balances of fixed rate callable U.S. Government Agency bonds, and the elimination of dividends paid by the Federal Home Loan Bank on the Company's FHLB stock, which were partially offset by lower rates paid on short-term borrowings and deposit accounts, and lower average balances of short-term borrowings. The increase in provision for loan losses during fiscal 2009 was primarily attributable to higher average loan balances recorded for the period, while the comparable period in fiscal 2008 included a commercial loan recovery of about $55 thousand. The decrease in income tax expense was primarily due to lower levels of taxable income. The decrease in non-interest expense was primarily attributable to decreases in
employee   related  costs  while  the  increase  in   non-interest   income  was
attributable to higher levels of ATM and debit card fee income, which was partially offset by decreases in service income on deposit accounts.

         Recently the Federal Deposit Insurance Corporation issued an Interim Rule with request for public comment that would impose: a twenty basis point emergency deposit insurance assessment as of June 30, 2009 and possible further quarterly special assessments. West View Savings Bank sent a comment letter that opposed the amount and timing of the assessments. The Bank believes that a more prudent approach would be to spread out the assessments over a longer time frame and to explore other revenue sources to maintain the stability of the Deposit Insurance Fund.

         During the first nine months of fiscal 2009 book value per share increased to $14.94 from $14.44. Return on average assets of 0.73%, and return on average equity at 9.93%, remained strong despite the economic and market turbulence. Neither West View Savings Bank, nor WVS Financial Corp., have applied for U.S. Government funding under the Troubled Asset Relief Program.

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

                               --TABLES ATTACHED--
                                      # # #




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



                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                     March 31,       June 30,
                                                        2009            2008
                                                    (Unaudited)     (Unaudited)
                                                    -----------     -----------

Total assets                                         $ 443,980      $ 423,109
Investment securities held-to-maturity                 138,518        120,559
Investment securities available-for-sale                   494          7,978
Mortgage-backed securities held-to-
   maturity                                            199,595        213,690
Mortgage-backed securities available-for-
   sale                                                  2,108          2,215
Net loans receivable                                    58,956         56,477
Deposits                                               146,698        150,142
FHLB advances: long-term                               130,079        135,579
FHLB advances: short-term                                    0              0
FRB short-term borrowings                              127,700         80,600
Other short-term borrowings                              4,900         20,000
Equity                                                  31,048         32,148
Book value per share                                     14.94          14.44
Return on average assets                                 0.73%          0.89%
Return on average equity                                 9.93%         12.03%



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


                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                            Three Months Ended           Nine Months Ended
                                                  March 31,                  March 31,
                                                (Unaudited)                 (Unaudited)
                                         -------------------------    -------------------------
                                            2009          2008           2009          2008
                                         -----------   -----------    -----------   -----------
Interest income                          $     3,944   $     5,690    $    13,825   $    18,724
Interest expense                               2,367         3,600          8,054        11,999
                                         -----------   -----------    -----------   -----------
Net interest income                            1,577         2,090          5,771         6,725
Provision (recovery) for loan losses              14           (57)            35           (64)
                                         -----------   -----------    -----------   -----------
Net interest income after
  provision (recovery) for loan losses         1,563         2,147          5,736         6,789
Non-interest income                              141           138            464           440
Non-interest expense                             832           848          2,765         2,745
                                         -----------   -----------    -----------   -----------
Income before income tax
  expense                                        872         1,437          3,435         4,484
Income taxes                                     290           475          1,084         1,450
                                         -----------   -----------    -----------   -----------

NET INCOME                               $       582   $       962    $     2,351   $     3,034
                                         ===========   ===========    ===========   ===========

EARNINGS PER SHARE:
  Basic                                  $      0.28   $      0.43    $      1.09   $      1.34
  Diluted                                $      0.28   $      0.43    $      1.09   $      1.34

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                    2,106,399     2,238,670      2,152,819     2,261,324
  Diluted                                  2,106,399     2,238,758      2,152,918     2,261,724



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